Exhibit 99.1
Dana Holding Corporation Receives Continued Listing Standards Notice
from New York Stock Exchange
TOLEDO, Ohio — December 19, 2008 — Dana Holding Corporation (NYSE: DAN) announced it was notified today by the New York Stock Exchange (NYSE) that the company has fallen below its continued listing standards.
During a consecutive 30-day trading period — under NYSE rules — the average closing price of Dana’s common stock must be a minimum of $1 per share and its market capitalization must equal or exceed $100 million.
Dana plans to notify the NYSE that it intends to resolve these matters. The company has six months to return its average share price above the required threshold, and 45 days to submit a plan demonstrating its ability to comply with the market capitalization standard. Under NYSE rules, Dana’s common stock will continue to be listed on the exchange during this period, subject to ongoing monitoring and the company’s compliance with other continued listing requirements.
Dana’s operations, Securities and Exchange Commission reporting requirements, credit agreements, and other debt obligations are not otherwise affected by this NYSE notification.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s operations employ approximately 32,000 people in 26 countries and reported 2007 sales of $8.7 billion. For more information, please visit: www.dana.com.

Investor Contact	Media Contact
Karen Crawford: (419) 535-4635	Chuck Hartlage: (419) 535-4728
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